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[CITY NATIONAL BANK OF FLORIDA LOGO]



                                                              September 10, 1999



Mr. Mel Harris, Chairman and CEO
Preferred Employers Holdings, Inc.
10800 Biscayne Boulevard, 10th floor
North Miami, Florida 33161

Re: $7,500,000.00 Revolving Line of Credit

Dear Mr. Harris:

This letter shall serve as City National Bank of Florida's commitment to make a Revolving Line of Credit Loan to Preferred Employers Holdings, Inc. ("Borrower") in the sum of $7,500,000 subject to the following terms and conditions. We shall be referred to as "Bank" or "Lender" throughout this commitment.

The Consolidated Revolving Line of Credit will have the following terms:

1.  AMOUNT:  $7,500,000.00

2. PURPOSE: To provide funds for a self tender and to pay off existing loan in the sum of $3,000,000 to Preferred Healthcare Staffing, Inc., a wholly owned subsidiary of Borrower ("HC Staffing").

3. TERM: The Consolidated Revolving Line of Credit shall mature 364 days from closing.

4. INTEREST: The interest rate shall be equal to Lender's Base Rate from time to time in effect (the "Note Rate"). The Base Rate is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by Lender to any particular class or category of its customers. Interest as aforesaid shall be calculated on the principal balance, which from time to time is outstanding, on the basis of a three hundred sixty (360) day year, but interest shall accrue and be payable for the actual number of days in each month. The rate of interest from time to time applicable to the unpaid balance of the principal shall be calculated on a daily basis so that, when such Base Rate shall change, the Note Rate to be paid by Maker shall change effective as of the day of the change in such Base Rate.

   25 W. Flagler Street, Miami, Florida 33130  305-577-7333  305-577-7460 Fax
                              www.citynational.com
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Mr. Mel Harris
September 10, 1999
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5.  REPAYMENT: Monthly payments of interest only shall be due and payable, with the entire outstanding principal due at maturity.

6.  BORROWER: Preferred Employers Holdings, Inc.

7. COLLATERAL: First lien security interest in all accounts receivable of HC Staffing whether now owned or hereafter acquired. In connection with the collateral, Borrower and HC Staffing will execute and deliver to Lender at or before closing, all security and other documents the Lender may request to perfect its security interest.

8. OPINION LETTER: Borrower shall provide Bank with an opinion of Borrower's counsel in form, scope and substance satisfactory to Bank and Bank's counsel. Said opinion shall include among other provisions: that the execution and delivery of the Loan Documents have been duly authorized, and that the same are valid, binding and enforceable in accordance with their terms and do not violate or contravene any statute or contractual restriction binding on Borrower.

9. EXPENSES: Whether or not the transaction contemplated hereby closes, the Borrower agrees to pay all of the normal disbursements, costs and fees of the Bank and the Borrower involved in this transaction including but not necessarily limited to, documentary stamps, if applicable, and any and all other additional expenses or additional requirements reasonably imposed by the Bank, or the Bank's counsel collectively, the ("Expenses"). The Expenses shall be paid at the Loan Closing, if the transaction contemplated hereby closes, or within 10 days after request for the payment thereof if the Loan has not closed. In the event the Borrower accepts this Commitment Letter, but the loan is not closed or disbursed for any reason (other than willful default by the Bank hereunder) the Borrower's obligation for the Expenses shall survive the termination of this Commitment Letter and all expenses incurred by the Bank, including, but not limited to, the expense for filing documents plus related disbursements, shall be reimbursed to the Bank by the Borrower within ten days after request therefor by the Bank.

10. DUE DILIGENCE: Notwithstanding anything to the contrary contained herein, this commitment is subject to our completion of an analysis of the Borrower and Guarantor's financial statements and other due diligence in underwriting this increase, the results of which shall be subject to our reasonable approval. We may require, as a condition to closing on this increase, modifications to or additional covenants in the Loan Agreement dated May 9, 1998.

This commitment letter carries an expiration date of October 22, 1999 in the event this loan does not close on or before said date. In the event this commitment is not accepted by Borrower on or before September 24, 1999, it shall be automatically withdrawn and of no effect.


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Mr. Mel Harris
September 10, 1999
Page 3

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Bank reserves the right to cancel this commitment and terminate its obligations hereunder at any time upon the happening of any of the following events:

a. Borrower's failure to comply with any of the applicable conditions of this commitment within the time specified.

b. Non-payment of any of the fees or expenses to be paid by Borrower in connection with this commitment.

c. The filing by or against Borrower of any petition in bankruptcy or insolvency or for the reorganization of Borrower or the appointment of a receiver or trustee or the making of an assignment for the benefits of creditors.

WAIVER OF JURY TRIAL. THE BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY LITIGATION BASED ON THIS COMMITMENT, OR TO ANY OBLIGATION RESULTING FROM
OR RELATED TO ANY LOAN OR GUARANTY RELATING TO THIS COMMITMENT, OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF DEALING, COURSE OF CONDUCT, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF BORROWER OR LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS COMMITMENT.

                                       Very truly yours,

                                       CITY NATIONAL BANK OF FLORIDA



                                       By: /s/ Karen Gilmore
                                          _____________________________________
                                          Karen Gilmore
                                          Executive Vice President

KG/gpc



ACCEPTED THIS ___ DAY OF ___________, 1999.



"Borrower"

PREFERRED EMPLOYERS HOLDINGS, INC.

By:____________________________________